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Exhibit 99.1

NEWS

QWEST REPORTS SECOND QUARTER RESULTS: IMPROVED YEAR-OVER-YEAR REVENUE TRENDS, EXPANDED MARGINS, AND SOLID PROGRESS IN WIRELESS

Unaudited (in millions, except per share amounts)(a)

	Q2 2005	Q1 2005	Seq. Change	Q2 2004	Y over Y Change
Operating Revenues	$3,470	$3,449	0.6%	$3,442	0.8%
Operating Income	226	200	13.0%	(357)	nm
Net Income (Loss)	(164)	57	nm	(776)	nm
Net Income (Loss) per Diluted Share	(0.09)	0.03	nm	(0.43)	nm

(a)
See Special Items in Attachment E

•
Revenue and Cost Initiatives Drive Further Margin Expansion

•
Solid Progress in Key Growth Areas

•
Consumer Bundle Penetration Expands to 48 Percent

•
High-Speed Internet Subscribers Reach 1.2 Million

•
Long-Distance Penetration Increases to 35 Percent

•
Wireless Subscriber and ARPU Growth

•
Strong Growth in Cash Generated from Operations of $570 Million Less Capital Expenditures of $352 Million

        DENVER, August 2, 2005—Qwest Communications International Inc. (NYSE: Q) today reported second quarter results that benefited from improved revenue trends, increased operating income and growth in free cash flow. See reconciliation in Attachment F. For the quarter, the fully diluted net loss per share was $0.09, which includes special items of $(0.02), compared with a loss of $0.43 a year ago, which includes special items of $(0.25). See Attachment E for special items.

        "Qwest's second quarter results demonstrate that our business and marketing strategies work," said Richard C. Notebaert, Qwest chairman and CEO. "We continued to steadily improve performance, free cash flows and financial flexibility and are pursuing, in a disciplined way, opportunities to drive future growth and value for all of our constituents."

Financial Results

        Qwest reported second quarter revenue of $3.47 billion compared to $3.45 billion in the first quarter and $3.44 billion in the second quarter a year ago. This represents the fifth consecutive quarter of stable revenues, as well as year-over-year growth in mass markets and business revenues. Wireline revenues benefited from an improvement in business local, data and Internet revenues, mass markets growth products such as long-distance and high-speed Internet, as well as wholesale settlements. Qwest's wireless revenues grew 4.8 percent sequentially to $130 million and 1.6 percent compared with the second quarter of the prior year.

        "Improved operating results are driving meaningful expansion in free cash flow." said Oren G. Shaffer, Qwest vice chairman and CFO. "Our ongoing improvement in cash flow generation, coupled with our recent financing transactions, advances us in our goal to reduce debt and invest in growth."

        Qwest's second quarter operating expenses totaled $3.2 billion, a decline of 15 percent or $555 million compared to the second quarter of 2004. Cost of sales declined $52 million in the second quarter compared with the second quarter of last year. The decrease was driven by continued improvement in productivity and operating efficiency, and the reduction of fixed and variable costs as a result of our facilities cost optimization initiatives, partially offset by an increase in wireless usage-based minutes.

        Selling, general and administrative (SG&A) expenses decreased $441 million for the same period. Second quarter 2004 results included $393 million in special items. In addition, SG&A benefited from further productivity improvements and continued cost-containment efforts.

        Revenue less cost of sales and SG&A for the second quarter totaled $991 million compared with $470 million for the second quarter of 2004, including special items.

Capital Spending, Cash Flow and Interest

        Second quarter capital expenditures totaled $352 million including a sales tax refund of $33 million, compared to $486 million in the second quarter of 2004. The company's disciplined approach to capital spending focuses on investment in key growth areas and supporting the highest service levels.

        Cash generated from operations of $570 million in the second quarter exceeded capital expenditures by $218 million. Qwest expects consistent operating results to be the main driver in generating improved free cash flow for 2005 of $600 to $800 million before one-time payments.

        Interest expense totaled $380 million for the second quarter, a decline of four percent compared to the second quarter a year ago.

Balance Sheet Update

        The company reduced total debt less cash and marketable investments by more than $850 million to $14.7 billion compared to $15.5 billion in the second quarter of 2004. The company has approximately $240 million in remaining maturities in 2005, of which $179 million was paid in July. The remainder will be paid at maturity.

        Liquidity continued to improve through a series of transactions in the quarter, including the issuance of $1.95 billion in notes due 2013 and beyond, as well as tender offers for high coupon debt and the early retirement of other maturities totaling $1.5 billion. Qwest ended the quarter with $2.9 billion in cash and short-term investments.

Operational Highlights

        Qwest's improved revenue trends included operational progress in the following key growth areas:

High-Speed Internet

        Broadband represents a key growth opportunity for Qwest. Qwest added 68,000 high-speed Internet lines in the second quarter bringing total lines in service to 1.2 million. This represents a six percent increase from the first quarter and a 40 percent increase compared to the second quarter of 2004. The company's mass markets data and Internet revenues increased two percent sequentially and 24 percent year-over-year.

        The company expects that network deployment, newly launched bundles, promotions and pricing initiatives will increase penetration and growth of its high-speed Internet services. As of the close of the quarter, 73 percent of households within the company's operating region could purchase high-speed Internet services. This is an increase from 67 percent at year end 2004. The company expects to end the year with 75 percent of households eligible for high-speed Internet services.

        Customers are responding to Qwest's introduction of higher speed broadband services; approximately 60 percent of the company's new subscribers are choosing higher speed service, including premium Internet access that reaches speeds of up to 5 megabits per second (Mbps). The new service, called Qwest Choice Premier, delivers higher speeds and is ideal for customers who use bandwidth-intensive Internet applications, such as music or movie downloading, video streaming or multi-user online gaming. The service remains extremely popular for telecommuters who must access enterprise networks and applications securely.

Bundles and Retail Operations

        The company successfully launched new bundles in the second quarter, which drove a 30 percent increase in marketing driven call volume during the first few weeks of advertising alone. Qwest's robust bundled offering to customers includes a national wireless offering, high-speed Internet access, local and long-distance service and integrated satellite TV services through a marketing alliance with DIRECTV, Inc. The company's bundle penetration increased to 48 percent in the quarter compared to 42 percent a year ago.

        As part of its planned region-wide retail expansion, Qwest has increased retail solution centers by nearly 40 percent this year to 97 locations in the company's 14-state local service footprint.

In-Region Long-Distance

        Long-distance penetration of total retail lines increased to 35 percent in the second quarter, compared to 29 percent a year ago. Qwest increased total long-distance lines by 41,000 in the quarter. The company ended the quarter with over 4.6 million long-distance lines, a one percent increase from first quarter and a 14 percent increase over a year ago. Mass markets long-distance revenue grew 17 percent compared to a year ago, largely attributable to increased subscribers and the benefit of pricing initiatives introduced last year.

Wireless

        Wireless revenues increased five percent sequentially while wireless subscribers grew to 744,000 in the second quarter. This is the first increase in subscribers since the second quarter of 2002. Qwest's new wireless plans, robust product offerings, and the introduction of data and enhanced features are driving higher ARPU, which increased nine percent to $50 from $46 a year ago. Nearly 90 percent of gross additions are signing up for high-end national plans. The company's wireless data subscribers have increased 32 percent in the first half of the year and over 40 percent of gross additions sign up for a data service.

Access Lines

        Increased package and bundle penetration, win-back initiatives and Qwest's "Feet on the Street" customer acquisition program, and reduction in UNE competition have delivered benefits to the company. Qwest's consumer access lines were down 172,000 in the second quarter—a nearly 40 percent improvement from the year-ago rate. Access line loss was driven by wireless substitution, competition, and seasonal household moves that traditionally affect the second quarter.

        Business retail access lines declined 32,000 in the second quarter, excluding 21,000 of UUNet disconnects, an improvement from year-ago declines. Small-business access lines grew both sequentially and year-over-year.

        Access lines resold by Qwest competitors were down 40,000 sequentially as regulatory changes have leveled the competitive environment. Qwest continues its leadership role in working with wholesale customers by signing a commercially negotiated agreement with AT&T for Qwest Platform Plus (QPP). Approximately 95 percent of the company's UNE-P revenue now comes from customers on commercial QPP contracts.

VoIP Update

        Qwest is seeing growing success with the rollout of its OneFlex™ suite of VoIP services including Integrated Access and Hosted VoIP. OneFlex provides business customers with a range of VoIP options that gives customers lower total cost of ownership, additional features and functionality, and simplified management. Qwest offers its OneFlex VoIP communication services in more than 250 cities across the U.S.

DIRECTV® Alliance

        Qwest is gaining strong traction in DIRECTV sales. Customer net additions more than doubled in the second quarter. Qwest and DIRECTV's previously announced strategic relationship allows Qwest to offer DIRECTV digital satellite television services to residential customers across the western United States. With DIRECTV service, customers can enjoy a variety of all-digital programming, including news, sports, movies and music. Qwest is marketing and providing front-line customer support for the DIRECTV service and has incorporated it as part of a full suite of bundled communications services. Customers now receive an integrated bill, which includes both their DIRECTV service and Qwest services.

Special Items

        See Attachment E for special items.

Conference Call Today

        As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT with Richard C. Notebaert, Qwest chairman and CEO, and Oren G. Shaffer, Qwest vice chairman and CFO. The call can be heard on the Web at www.qwest.com/about/investor/events

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of high-speed Internet, data, video and voice services. With approximately 40,000 employees, Qwest is committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

#    #    #

Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors consolidating with other providers or otherwise reorganizing their capital structure to more effectively compete against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Tyler Gronbach	Stephanie Comfort
	303-992-2155	800-567-7296
	tyler.gronbach@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended June 30,			Six Months Ended June 30,
			% Change			% Change
	2005	2004		2005	2004
Operating revenues	$3,470	$3,442	0.8%	$6,919	$6,924	(0.1)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,434	1,486	(3.5)%	2,873	2,940	(2.3)%
Selling, general and administrative	1,045	1,486	(29.7)%	2,081	2,640	(21.2)%
Depreciation and amortization	765	784	(2.4)%	1,539	1,562	(1.5)%
Assets impairment charges	—	43	nm	—	43	nm

Operating income (loss)	226	(357)	nm	426	(261)	nm

Other expense (income):
Interest expense—net	380	394	(3.6)%	761	790	(3.7)%
Loss (gain) on early retirement of debt	43	(20)	nm	43	(5)	nm
Loss (gain) on sale of assets—net	—	1	nm	(257)	—	nm
Other income—net	(30)	(92)	(67.4)%	(15)	(93)	(83.9)%

Total other expense—net	393	283	38.9%	532	692	(23.1)%

Loss before income taxes	(167)	(640)	73.9%	(106)	(953)	88.9%
Income tax benefit (expense)	3	(136)	nm	(1)	(133)	nm

Net loss	$(164)	$(776)	78.9%	$(107)	$(1,086)	90.1%

Basic and diluted loss per share	$(0.09)	$(0.43)	79.1%	$(0.06)	$(0.61)	90.3%

Basic and diluted weighted average shares outstanding (in thousands)	1,823,338	1,801,302	1.2%	1,820,048	1,787,285	1.8%

nm—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$2,245	$1,151
Short-term investments	634	764
Other current assets	2,019	2,303

Total current assets	4,898	4,218
Property, plant and equipment—net, and other assets	19,172	20,106

Total assets	$24,070	$24,324

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current borrowings	$261	$596
Accounts payable and other current liabilities	3,389	3,690

Total current liabilities	3,650	4,286
Long-term borrowings—net	17,287	16,690
Other long-term liabilities	5,796	5,960

Total liabilities	26,733	26,936
Stockholders' deficit	(2,663)	(2,612)

Total liabilities and stockholders' deficit	$24,070	$24,324

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Six Months Ended June 30,
	2005	2004
CASH PROVIDED BY OPERATING ACTIVITIES	$913	$844

CASH USED FOR INVESTING ACTIVITIES	$(56)	$(874)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$237	$(152)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$1,094	$(182)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	As of and for the Three Months Ended June 30,
			% Change
	2005	2004
OPERATING REVENUES(1)
Wireline revenue
Voice Services:
Local Voice:
Business	$270	$278	(3)%
Mass Markets	1,124	1,163	(3)%
Wholesale	222	239	(7)%

Total local voice	1,616	1,680	(4)%
Long Distance:
Business	114	114	—
Mass Markets	164	140	17%
Wholesale	269	239	13%

Total long-distance	547	493	11%
Access:
Business	1	1	—
Mass Markets	2	1	100%
Wholesale	169	162	4%

Total access	172	164	5%

Total voice services	2,335	2,337	—

Data and Internet:
Business	510	498	2%
Mass Markets	175	141	24%
Wholesale	311	330	(6)%

Total data and Internet	996	969	3%

Total wireline revenue	3,331	3,306	1%
Wireless revenue	130	128	2%
Other services revenue	9	8	13%

Total operating revenue	$3,470	$3,442	1%

Capital expenditures (in millions)(2)	$352	$486	(28)%
Total employees	40,187	45,166	(11)%
Consumer revenue:(3)	$1,106	$1,075	3%
ARPU (in dollars)	$45.85	$42.51	8%
In-Region Long Distance Lines (in thousands)	4,631	4,071	14%
DSL:
Subscribers (in thousands)(4)	1,190	853	40%
Qualified households/businesses (in millions)	7.0	6.0	17%
Wireless/PCS:(5)
Total wireless revenue	$130	$128	2%
End of period subscribers (in thousands)	744	814	(9)%
ARPU (in dollars)	$50	$46	9%

Access lines (in thousands):(6)
Business access lines
Retail lines	2,489	2,655	(7)%
Resold lines	1,808	1,901	(4)%

Total business access lines	4,297	4,556	(6)%

Mass markets access lines
Consumer primary lines	7,974	8,321	(4)%
Consumer additional lines	985	1,150	(14)%
Small business lines	1,831	1,812	1%

Total mass markets access lines	10,790	11,283	(4)%

Total access lines	15,087	15,839	(5)%

Voice grade equivalent access lines (in thousands):(7)
Business	66,852	60,872	(4)%
Consumer	18,085	13,142	(14)%

Total voice grade equivalents	84,937	74,014	1%

Minutes of use from Carriers and CLECs (in Millions)	12,677	13,624	7%

ATTACHMENT D
(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

        (1)   Product revenue categories have been adjusted for current period presentation.

        (2)   Capital expenditures exclude assets acquired through capital leases.

        (3)   Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets channel on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets channel and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireline segment revenue or any other measure determined in accordance with GAAP.

        (4)   Total DSL subscribers does not include out-of-region subscribers.

        (5)   Wireless ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period. We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis. We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless segment revenue or any other measure determined in accordance with GAAP. Beginning in 2004, Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	For the Three Months Ended June 30,
			% Change
	2005	2004
ARPU is calculated as follows:
Total quarterly wireless revenue	$130	$128	2%
Less: quarterly non-recurring revenue	$19	$17	12%

Quarterly recurring revenue	$111	$111	0%
Average monthly recurring revenue	$37	$37	0%
Divided by quarterly average wireless subscribers	743	814	(9)%

Wireless ARPU (in dollars)	$50	$46	9%

        (6)   We may modify the classification of our access lines from time to time in our effort to better approximate our revenue channels. Resold lines includes UNE-P lines and public pay phone lines. Business retail access lines at June 30, 2005 reflect approximately 21,000 line disconnects in the second quarter related to UUNet.

        (7)   Access line and voice grade equivalent data has been adjusted for current period presentation. A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	As of and for the Three Months Ended June 30,
	2005	2004
SPECIAL ITEMS:
Bankruptcy Settlements (SG&A)		52
Legal Reserve (SG&A)		(318)
Restructuring Charges (SG&A)		(127)
Gain on Bankruptcy Settlements (Other Income)		70
(Loss) / Gain Debt Extinguishment (Other Income)	(43)	20
Change in the valuation allowance against deferred tax assets (Income Tax)		(140)

Total	$(43)	$(443)

ATTACHMENT F

QWEST COMMUNICATIONS INTERNATIONAL INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(DOLLARS IN MILLIONS)
(UNAUDITED)

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,
	2005	2004	2005	2004
EBITDA:(1)
EBITDA	$991	$427	$1,965	$1,301
Depreciation and amortization	(765)	(784)	(1,539)	(1,562)

Subtotal—Operating income (loss)	226	(357)	426	(261)
Interest expense—net	(380)	(394)	(761)	(790)
(Loss) gain on early retirement of debt	(43)	20	(43)	5
(Loss) gain on sale of assets	—	(1)	257	—
Other income—net	30	92	15	93
Income tax (expense) benefit	3	(136)	(1)	(133)

Net income (loss)	$(164)	$(776)	$(107)	$(1,086)

EBITDA Margin:(1)
EBITDA	$991	$427	$1,965	$1,301

Divided by total operating revenues	3,470	3,442	6,919	6,924

EBITDA Margin	28.6%	12.4%	28.4%	18.8%

Free Cash Flow from Operations:(2)
Cash provided by operating activities	$570	$284	$913	$844
Less: Expenditures for property, plant and equipment	(352)	(486)	(665)	(941)

Free Cash Flow from Operations	$218	$(202)	$248	$(97)

Net Debt:(3)
Current borrowings			$261	$836
Long-term borrowings			17,287	16,407

Principal amount of borrowings			$17,548	$17,243

Less: Cash and cash equivalents			$2,245	$1,184
Less: Short-term and long-term investments			634	547

Net Debt			$14,669	$15,512

ATTACHMENT F
(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(DOLLARS IN MILLIONS)
(UNAUDITED)

        (1)   EBITDA and EBITDA Margin are non-GAAP financial measures. Other companies may calculate these measures (or similarly titled measures) differently. We believe these measure provides useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations. EBITDA and EBITDA Margin are non-GAAP financial measures. Due to the significance of the GAAP components excluded, EBITDA and EBITDA Margin should not be considered in isolation or as an alternative to net income or loss or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States.

        EBITDA for the six months ended June 30, 2005 includes $15 million in severance charges.

        EBITDA for the six months ended June 30, 2004 includes $142 million in restructuring charges.

        (2)   Free cash flow from operations is a non-GAAP financial measure that indicates cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measure provides useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because it reflects cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet. This is of particular relevance for our business given our highly leveraged position. We also use free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. Free cash flow from operations is not a measure determined in accordance with GAAP and should not be considered as a substitute for "operating income" or "net cash flow from operating activities" or any other measure determined in accordance with GAAP.

        (3)   Net Debt is a non-GAAP financial measure that is calculated as our total borrowings (current plus long-term) less our cash, cash equivalents and short and long-term investments. We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings. Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for "current borrowings", "long-term borrowings" or any other measure determined in accordance with GAAP.

QuickLinks

  Exhibit 99.1
ATTACHMENT A
ATTACHMENT B
ATTACHMENT C
ATTACHMENT D
ATTACHMENT E
ATTACHMENT F